Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Fiscal 2011 Results

PHILADELPHIA — April 2, 2012 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the fifty-two (fiscal year) and thirteen weeks (fourth quarter) ended January 28, 2012.

Fiscal Year

Sales

Sales for fiscal year 2011 increased by $75.0 million, or 3.8%, to $2,063.6 million from $1,988.6 million for fiscal 2010. Comparable sales decreased 0.6%, consisting of a 0.6% comparable service revenue increase offset by a 0.9% comparable merchandise sales decrease. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue (labor plus installed merchandise and tires) increased 1.3%, while comparable retail sales (DIY and Commercial) decreased 2.3%.

Earnings

Net earnings for fiscal year 2011 were $28.9 million ($0.54 per share), a $7.7 million decrease from the $36.6 million ($0.69 per share) recorded in fiscal 2010. The fiscal 2011 results included a $3.5 million tax benefit, while the 2010 results included a $2.1 million tax benefit.  The fiscal 2011 results also include, on a pre-tax basis, a net charge of $2.8 million comprised of a $1.6 million asset impairment charge, $1.5 million of acquisition and transition expenses related to our purchase of Big 10 Tires, and $0.8 million of merger and other transaction related costs, partially offset by a $1.1 million reduction in our reserve for excess inventory. The fiscal 2010 results include a net benefit of $8.4 million comprised of a $5.9 million reduction in the reserve for excess inventory, a $2.5 million gain from the disposition of assets and a $1.0 million reversal of an inventory related accrual, partially offset by a $1.0 million asset impairment charge.

Fourth Quarter

Sales

Sales for the thirteen weeks ended January 28, 2012 increased by $27.9 million, or 5.9%, to $505.3 million from $477.4 million for the thirteen weeks ended January 29, 2011. Comparable sales increased 0.8%, consisting of a decrease of 0.1% in comparable service revenue and an increase of 1.0% in comparable merchandise sales. Re-categorizing sales (see above), comparable service center revenue increased 4.6%, while comparable retail sales decreased 2.7%.

Earnings

Net loss for the fourth quarter of fiscal 2011 was $4.4 million ($0.08 loss per share) compared to net earnings of $8.4 million ($0.16 per share) recorded in the same period last year. Net loss for the fourth quarter of fiscal 2011 includes, on a pre-tax basis, a net charge of $0.9 million comprised of a $1.2 million asset impairment charge and $0.8 million of merger and other transaction related costs, mostly offset by a $1.1 million reduction in our reserve for excess inventory.  The fourth quarter fiscal 2010 results include, on a pre-tax basis, a $4.6 million reduction in the reserve for excess inventory.  The fourth quarter fiscal 2010 results also included a $1.0 million tax benefit.

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With more than 7,000 service bays in more than 730 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting http://www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Investor Contact:	Media Contact:
Mike Melia	Regina M. Tracy
(215) 430-9459	(215) 430-9081
Email: investorrelations@pepboys.com	Email: mediarelations@pepboys.com

Pep Boys Financial Highlights

Thirteen Weeks Ended	January 28, 2012	January 29, 2011

Total revenues	$505,318,000	$477,389,000

Net earnings	$(4,420,000)	$8,365,000

Basic earnings per share:
Average shares	53,032,000	52,778,000

Basic earnings per share:	$(0.08)	$0.16

Diluted earnings per share:
Average shares	53,743,000	53,416,000

Diluted earnings per share:	$(0.08)	$0.16

Fifty-two weeks ended	January 28, 2012	January 29, 2011

Total revenues	$2,063,627,000	$1,988,641,000

Net earnings	$28,903,000	$36,631,000

Basic earnings per share:
Average shares	52,958,000	52,677,000

Basic earnings per share:	$0.54	$0.70

Diluted earnings per share:
Average shares	53,631,000	53,162,000

Diluted earnings per share:	$0.54	$0.69